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[LOGO]	Wells Fargo Bank Minnesota, National Association	Credit Agreement

    THIS CREDIT AGREEMENT (the "Agreement") dated as of June 30, 2000 (the "Effective Date") is between Wells Fargo Bank Minnesota, National Association (the "Bank") and Datalink Corporation (the "Borrower").

BACKGROUND

    The Borrower has asked the Bank to provide it with a $10,000,000.00 line of credit to be used for financing potential acquisitions. The Borrower has also asked the Bank to provide it with a $5,000,000.00 line of credit for financing its working capital needs. The Bank is agreeable to meeting the Borrower's request, provided that the Borrower agrees to the terms and conditions of this Agreement.

    For purposes of this Agreement, Revolving Note A and Revolving Note B shall collectively be referred to as the "Notes." The Notes and this Agreement, and any modifications, amendments or replacements thereto shall be referred to collectively as the "Documents."

    In consideration of the above premises, the Bank and the Borrower agree as follows:

1.  LINE OF CREDIT A

    1.1 Line of Credit A Amount. During the Line A Availability Period defined below, the Bank agrees to provide a revolving line of credit ("Line A") to the Borrower. Outstanding amounts under Line A shall not, at any one time, exceed TEN MILLION AND 00/100 DOLLARS ($10,000,000.00).

    1.2 Line A Availability Period. The "Line A Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line A Expiration Date of June 30, 2001.

    1.3 Revolving Note A. The Borrower's obligation to repay advances under Line A shall be evidenced by a single promissory note ("Revolving Note A") dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to Revolving Note A for interest rate and repayment terms.

2.  LINE OF CREDIT B

    2.1 Line of Credit B Amount. During the Line B Availability Period defined below, the Bank agrees to provide a revolving line of credit ("Line B") to the Borrower. Outstanding amounts under Line B shall not, at any one time, exceed FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00).

    2.2 Line B Availability Period. The "Line B Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line B Expiration Date of June 30, 2001.

    2.3 Revolving Note B. The Borrower's obligation to repay advances under Line B shall be evidenced by a single promissory note ("Revolving Note B") dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to Revolving Note B for interest rate and repayment terms.

    2.4 Standby Letters of Credit

    (a)  Issuance and Expiration.  During the Line B Availability Period, the Bank agrees to issue standby letters of credit ("Standby L/Cs") for the account of the Borrower, provided that the Borrower is in compliance with the terms of this Agreement. Each Standby L/C must expire at the earlier of the Line B Expiration Date or 180 days after issuance, or at such time as the Bank and the Borrower may agree to at the time of issuance. Prior to the issuance of a Standby L/C, the Borrower will execute the Bank's standard Application and Agreement for Irrevocable Standby Letter of Credit (the "Standby L/C Agreement") and such other documents as the Bank deems necessary.

    (b)  Fees.  The Borrower shall pay a standby letter of credit fee of 1.50% per annum on the face amount of each Standby L/C, subject to a minimum fee of $300, and calculated on the basis of actual days elapsed in a 360-day year. This fee shall be paid quarterly in advance and is in addition to all other fees or expenses provided for in the L/C Application.

    (c)  Reduction of Line Availability.  Availability under Line B shall be reduced dollar for dollar by the face amount of all outstanding Standby L/Cs, plus any unreimbursed draws. Without limiting any rights and remedies available to the Bank under any Standby L/C Agreement, any draw under a Standby L/C may, at the Bank's option, be repaid through an automatic advance under Line B, which shall be repayable according to the terms of this Agreement.

    (d)  Cash Collateralization of Outstanding Standby L/Cs.  Should a default occur under this Agreement, the Bank may require the Borrower to deposit with it in a non-interest bearing account, immediately available funds equal to the face amount of outstanding Standby L/Cs. The Borrower hereby grants the Bank a security interest in these funds as security for all of the Borrower's obligations to the Bank.

    2.5 Documentary Letters of Credit

    (a)  Issuance and Expiration.  During the Line B Availability Period, the Bank agrees to issue documentary letters of credit ("Documentary L/Cs") for the account of the Borrower, provided that the Borrower is in compliance with the terms of this Agreement. Each Documentary L/C must expire prior to the Line B Expiration Date or at such time as the Bank and the Borrower agree to at the time of issuance, and must require drafts payable at sight. Prior to the issuance of a Documentary L/C, the Borrower will execute the Bank's standard Application and Agreement for Irrevocable Documentary Letters of Credit (the "Documentary L/C Agreement") and such other documents as the Bank deems necessary.

    (b)  Fees and Expenses.  Fees and expenses related to each Documentary L/C will be agreed upon at issuance.

    (c)  Reduction of Line Availability.  Availability under Line B shall be reduced dollar for dollar by the face amount of all outstanding Documentary L/Cs, plus any unreimbursed draws. Without limiting any rights and remedies available to the Bank under the Documentary L/C Agreement and related documents, any draw under a Documentary L/C may, at the Bank's option, be repaid through an automatic advance under Line B, which shall be repayable according to the terms of this Agreement.

    (d)  Cash Collateralization of Outstanding Documentary L/Cs.  Should a default occur under this Agreement the Bank may require the Borrower to deposit with it in a non-interest bearing account immediately available funds equal to the face amount of outstanding Documentary L/Cs. The Borrower hereby grants the Bank a security interest in these funds as security for all of the Borrower's obligations to the Bank.

    2.6 Line B Commitment Fee. During the Line B Availability Period, the Borrower shall pay the Bank a commitment fee of 0.15% per annum on the average daily unused amount of Line B. This fee shall be calculated on the basis of actual days elapsed in a 360 day year and shall be paid quarterly in arrears.

3.  FEES AND EXPENSES

    3.1 Documentation Expense. The Borrower agrees to reimburse the Bank for its reasonable expenses relating to the preparation of the Documents and any possible future amendments to the Documents, which reimbursement may include, but shall not be limited to, reimbursement of reasonable attorneys' fees, including the allocated costs of the Bank's in-house counsel. Despite such reimbursement the Borrower acknowledges that the Bank's counsel is engaged solely to represent the Bank and does not represent the Borrower.

    3.2 Collection Expense. In the event the Borrower fails to comply with any covenant or condition of this Agreement or the Documents, or fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower shall pay all costs of workout and collection, including reasonable attorneys' fees and legal expenses incurred by the Bank.

4.  ADVANCES AND PAYMENTS

    4.1 Requests for Advances. Any line advance requested under the terms of this Agreement shall be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be authorized by the Borrower to do so. The Bank will not consider any such request following an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds shall be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties may agree.

    4.2 Interest Rate Options For Revolving Notes A and B. Revolving Notes A and B permit the Borrower to fix an interest rate for a time period and principal amount agreeable to the Bank and the Borrower, based on (1) the Base Rate (as defined in each note), floating, minus 1.0% (the "Base Rate Option"), which shall apply at all times whenever the rate has not otherwise been fixed by the agreement of the Bank and the Borrower, or (2) an interest rate or rates described in each note that is derived from and available to the Bank on international money markets for a similar time period and principal amount, which rates are more fully described in each note, plus a margin that, with respect to Revolving Note A, will vary based upon the Borrower's financial performance as provided in Section 4.3 of this Agreement, and, with respect to Revolving Note B, of 1.10% (the "LIBOR Interest Rate Option").

    To elect the LIBOR Interest Rate Option, the Borrower must request a quote from the Bank two days prior to funding. This request must designate an amount (the "LIBOR Interest Rate Portion") and a period (the "LIBOR Interest Rate Period"). The LIBOR Interest Rate Portion must be at least $100,000 and the LIBOR Interest Rate Period will be for 30, 60 or 120 days, or any other period to which the parties may agree. The Bank shall not be obligated to provide a LIBOR Interest Rate quote if it determines that no deposits with an amount and maturity equal to those for which a quotation has been requested are available to it in the London Interbank Market. The Borrower must orally accept a quote when received or it will be deemed rejected. If accepted, the LIBOR Interest Rate Option will remain in effect for the LIBOR Interest Rate Period specified in the quote. At the end of each LIBOR Interest Rate Period the principal amount subject to the LIBOR Interest Rate Option shall bear interest at the Base Rate Option.

    4.3 Performance Based Rate Pricing For Line A. Following its review of the Borrower's interim financial statements and quarterly Compliance Certificate, the Bank shall adjust the LIBOR Interest Rate Option margin applicable to Revolving Note A to a margin that is based on the following performance criteria:

    (a) Effective the first day of the calendar quarter in which the Borrower's Funded Debt to EBITDA Ratio, as defined in Section 7.2(d), is determined by the Bank to be less than 0.55 to 1.0, the margin shall be 1.10%.

    (b) Effective the first day of the calendar quarter in which the Borrower's Funded Debt to EBITDA Ratio, as defined in Section 7.2(d), is determined by the Bank to be at least 0.55 to 1.0 but no more than 1.10 to 1.0, the margin shall be 1.30%.

    (c) Effective the first day of the calendar quarter in which the Borrower's Funded Debt to EBITDA Ratio, as defined in Section 7.2(d), is determined by the Bank to be more than 1.10 to 1.0, the margin shall be 1.50%, unless the default rate of interest set forth in Section 4.5 of this Agreement is applicable.

    4.4 Effective Date of Performance Based Pricing Changes. Any margin change described above shall become effective on the first day of the calendar quarter following the Bank's receipt of the Borrower's interim financial statements and Compliance Certificate as provided in Sections 7.1(b) and

7.1(c) of this Agreement. Following any event of default defined described in Section 8 of this Agreement, and regardless of whether or not the Revolving Note has been accelerated, Revolving Note A shall commence accruing interest at the rate described in Section 4.3(c) herein.

    4.5 Default Rate of Interest. Following the occurrence of any event of default as defined in Section 8 of the Agreement, or following the maturity of each of Line A and Line B and the acceleration of Revolving Note A and Revolving Note B, the interest rate applicable to Revolving Note A and Revolving Note B shall be increased to annual rate equal to the Base Rate plus 2.0%, floating. This rate of interest shall commence as of the date that the Bank in its sole discretion determines that the last event constituting the event of default takes place, which period shall include any applicable grace period, if any, and shall continue through the last day of the fiscal quarter in which the event of default has been cured. The rate shall also apply in the event that Line A and Line B have matured and that Revolving Note A and Revolving Note B have been accelerated.

    The Bank's assessment or acceptance of interest paid at an increased rate shall not constitute a waiver of any default under the terms of the Agreement and Revolving Note A and Revolving Note B, or a waiver of the Bank's right to terminate Line A and Line B and accelerate or demand payment of Revolving Note A or Revolving Note B.

    4.6 Payments. All principal, interest and fees due under the Documents shall be paid by the direct debit of available funds deposited in the Borrower's account with the Bank. The Bank shall debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day", except as otherwise provided), the Bank shall debit the account on the next Banking Day, and interest shall continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment shall be due immediately without necessity of demand by direct remittance of immediately available funds. For amounts bearing interest at the LIBOR Rate (if any), a Banking Day is a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Interbank Market.

5.  CONDITIONS PRECEDENT

    The Borrower must deliver to the Bank the documents described in Exhibit B, properly executed and in form and content acceptable to the Bank, prior to the Bank's initial advance or disbursement under this Agreement.

6.  REPRESENTATIONS AND WARRANTIES

    To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit C. Each request for an advance or a disbursement under this Agreement following the Effective Date constitutes a reaffirmation of these representations and warranties.

7.  COVENANTS

    7.1 Financial Information and Reporting. Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using generally accepted accounting principles consistently applied.

    During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

    (a)  Annual Financial Statements.  Provide the Bank within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank, and must be accompanied by a certificate of such accountants stating that, in conducting their audit, they have no knowledge of any event of default under this Agreement, or any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this Agreement or any of the other Documents, specifying the nature and duration of the default.

    (b)  Interim Financial Statements.  Provide the Bank within 45 days of each fiscal quarter end, the Borrower's interim financial statements for the interim period then ending. The statements must be current through the end of that period and must be certified as correct by an officer of the Borrower in form acceptable to the Bank.

    (c)  Compliance Certificate.  Provide the Bank concurrently with the interim financial statements required above, a Compliance Certificate in the form of Exhibit D, that has been signed by an officer of the Borrower, which: (1) certifies that the statements have been accurately prepared in accordance with generally accepted accounting principles applied consistently with the last annual financial statements provided by the Borrower; (2) certifies that the officer has no knowledge of any event which has or might, after the lapse of time or the giving of notice, or both, constitute an event of default under this Agreement or the Documents, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under the Agreement or the Documents; and (3) demonstrates that the Borrower remains in compliance with all financial covenants that must be complied with as of the date of the financial statements.

    (d)  Financial Projections.  Provide the Bank no later than 120 days prior to each fiscal year end, financial projections for the Borrower's operations in the next fiscal year in form acceptable to the Bank.

    (e)  Notices.  Provide the Bank prompt written notice of: (1) any event of default or any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under the Agreement or any of the Documents; or (2) any future event that would cause the representations and warranties contained in this Agreement to be untrue when applied to the Borrower's circumstances as of the date of such event.

    (f)  Additional Information.  Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

    7.2 Financial Covenants. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using generally accepted accounting principles consistently applied, except as they may be otherwise modified by the following capitalized definitions:

    "Net Working Capital" means Current Assets less Current Liabilities.

    "Subordinated Debt" means debt that is expressly subordinated to the Bank in a writing acceptable to the Bank.

    "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; and (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

    (a)  Tangible Net Worth plus Subordinated Debt.  Maintain a minimum Tangible Net Worth plus Subordinated Debt of at not less than $15,000,000.00, as of its fiscal quarter ending March 31, 2000, and, for each fiscal quarter end thereafter, amount equal to $15,000,000.00 plus 75% of its cumulative net earnings for each preceding fiscal quarter, starting with the fiscal quarter ending as of March 31, 2000.

    (b)  Senior Liabilities to Tangible Net Worth plus Sub Debt.  Maintain a ratio of total liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not greater than 2.25 to 1.0 as of the end of each fiscal quarter.

    (c)  Net Working Capital.  Maintain Net Working Capital of not less than $14,500,000.00 as of the end of each fiscal quarter.

    (d)  Funded Debt to EBITDA.  Maintain a ratio of total interest bearing debt to earnings plus interest, taxes, depreciation and amortization of 1.65 to 1.0 as of the end of each fiscal quarter based on a rolling four quarter period.

    (e)  Net Profit.  Obtain a profit of at least $1.00 as of the end of each fiscal quarter.

    7.3 Other Covenants. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

    (a)  Additional Borrowings.  Refrain from incurring any indebtedness except: (1) trade credit incurred in the ordinary course of business; (2) indebtedness expressly subordinated to the Bank in a writing acceptable to the Bank; and (3) indebtedness in existence on the date of this Agreement and disclosed in advance to the Bank in writing.

    (b)  Other Liens, Assignments, and Subordinations.  Refrain from allowing any security interest or lien on property it owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except: (1) liens, assignments, or subordinations in favor of the Bank; (2) liens, assignments, or subordinations outstanding on the date of this Agreement and disclosed in advance to the Bank in writing; (3) liens for taxes or assessments or other governmental charges not delinquent or which the Borrower is contesting in good faith; and (4) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days, such as mechanics', materialmen's, carriers', landlords', and warehousemen's liens, or liens, pledges, or deposits under workers' compensation, unemployment insurance, Social Security, or similar legislation.

    (c)  Capital Expenditures.  Refrain from making, or committing to make, capital expenditures (including the total amount of any capital leases) in an aggregate amount exceeding $2,000,000.00 in any single fiscal year.

    (d)  Out of Debt Period.  Reduce the principal outstanding under Revolving Note B to $0.00 for 30 consecutive days each calendar year.

    (e)  Change of Ownership.  Refrain from permitting or suffering any change in the capital ownership of the Borrower that results in any one person or entity from obtaining a controlling interest in the Borrower.

    (g)  Guaranties.  Refrain from assuming, guaranteeing, endorsing or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding as of the Effective Date and disclosed to the Bank in writing.

    (h)  Deposit Accounts.  Maintain its principal deposit accounts with the Bank.

    (i)  Form of Organization and Mergers.  Refrain from changing its legal form of organization, or consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

    (j)  Maintenance of Properties.  Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

    (k)  Books and Records.  Maintain adequate books and records, refrain from making any material changes in its accounting procedures for tax or other purposes, and permit the Bank to inspect same upon reasonable notice.

    (l)  Compliance with Laws.  Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

    (m)  Preservation of Rights.  Maintain and preserve all permits, licenses, rights, privileges, charters and franchises that it now owns.

    These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower shall be made at the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 8 of this Agreement.

8.  EVENTS OF DEFAULT AND REMEDIES

    8.1 Default. Upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare Line A and Line B to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Notes and the Documents to be immediately due and payable:

    (a) Failure by the Borrower to make any payment of principal or interest due under either Revolving Note A or Revolving Note B, which continues for ten (10) days after its due date.

    (b) Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than fifteen (15) days.

    (c) Default by the Borrower with respect to any indebtedness or obligation owed to the Bank, which is unrelated to any loan or facility subject to the terms of this Agreement, or to any third party creditor, which would allow the maturity of any such indebtedness or obligation to be accelerated.

    (d) Any representation or warranty made by the Borrower to the Bank in this Agreement, or any financial statement or report submitted to the Bank by or on behalf of the Borrower before or after the Effective Date is untrue or misleading in any material respect.

    (e) Any litigation or governmental proceeding against the Borrower seeking an amount that would have a material adverse effect on the Borrower and its operations which is not insured or subject to indemnity by a solvent third party either (1) results in a judgment in an amount that would have a material adverse effect on the Borrower or (2) remains unresolved on the 270th day following the date of service on the Borrower.

    (f)  A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is made or issues against the Borrower, or any post judgment process or procedure is commenced or any supplementary remedy for the enforcement of a judgment is employed against the Borrower or the Borrower's property.

    (g) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

    8.2 Immediate Default. If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, or the Borrower is dissolved, liquidated, or winds up its business then Line A and Line B shall immediately terminate without notice, and the unpaid principal, accrued interest, and all other amounts payable under the Notes and the Documents shall become immediately due and payable without notice or demand.

9.  MISCELLANEOUS

    9.1 No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in this Agreement and the Documents are cumulative and not exclusive of any remedies provided by law.

    9.2 Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

    9.3 Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

    9.4 Minnesota Law. This Agreement and the Documents shall be governed by the substantive laws (other than conflict of laws) of the State of Minnesota, and the Bank and Borrower consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota.

    9.5 Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

    9.6 Integration. This Agreement and the Documents describe the entire understanding and agreement of the parties and supersede all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing, and may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. In the event of any inconsistency between the Agreement and the Documents, inconsistent terms shall, where possible, be construed as conferring cumulative rights and remedies upon the Bank, and, to the extent that such construction is not possible, the terms of this Agreement shall govern.

Address for notices to Bank:	Address for notices to Borrower:
Wells Fargo Bank Minnesota,	Datalink Corporation
National Association	7423 Washington Avenue South
MAC N9305-114 Sixth & Marquette	Minneapolis, Minnesota 55439
Minneapolis, MN 55479	Attention: Daniel J. Kinsella,
Attention: Michael Krutsch,	Chief Financial Officer
Vice President
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION	DATALINK CORPORATION
By: /s/ Michael Krutsch	By: /s/ Daniel J. Kinsella
Its Officer	Its CFO

EXHIBIT A
CONDITIONS PRECEDENT AND SECURITY

Notes

Revolving Notes A and B

Authorization

Certificate of Authority of Borrower. A Certificate of Authority dated                 and certifying the incumbency and signatures of the officers or other persons authorized to execute the Documents, and authorizing the execution of the Documents and performance in accordance with their terms.

Organization

Articles of Incorporation and By-Laws. A recently certified copy of the Borrower's Articles of Incorporation and By-laws, and any amendments, if applicable.

Certificate of Good Standing. A recently certified copy of the Borrower's Certificate of Good Standing.

Other

Arbitration Agreement. The Bank's standard form of Arbitration Agreement signed by the Bank and Borrower, subjecting potential controversies between them to binding arbitration, including but not limited to those relating to the Documents and this Agreement.

EXHIBIT B
REPRESENTATIONS AND WARRANTIES

Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Minnesota.

Authorization. The execution and delivery of the Documents is within the Borrower's powers, has been duly authorized by the Borrower and does not conflict with any of the Borrower's organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

Financial Reports. The Borrower has provided the Bank with the Borrower's annual audited financial statement dated December 31, 1999 and its interim financial statement dated March 31, 2000, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with generally accepted accounting principles consistently applied.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes. The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974 and has received no notice to the contrary from the Pension Benefit Guaranty Corporation or any related governmental entity.

EXHIBIT C
DATALINK CORPORATION
OFFICER'S CERTIFICATE OF COMPLIANCE

TO:	Wells Fargo Bank Minnesota, National Association MAC N9305- 114 Sixth & Marquette Minneapolis, MN 55479 (the "Bank")

    I am an officer of Datalink Corporation (the "Borrower") and under the terms of a Credit Agreement (the "Agreement") between the Bank and the Borrower dated effective June 30, 2000, certify that:

    1.  The attached financial statements of the Borrower from                 through                  (the "Statement Date") are true and correct and have been accurately prepared in accordance with generally accepted accounting principles applied consistently with the Borrower's most recent annual financial statement; and

    2.  I have read and am familiar with the Agreement and have no knowledge of an existing event of default under the Agreement or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under the Agreement.

The calculations regarding each financial covenant, as of the Statement Date, and regardless of whether the Borrower must be in compliance with each covenant as of the Statement Date, are as follows:

Covenant	Actual	Required
Tangible Net Worth plus Sub Debt
Net Worth
(-) Intangible Assets
(+) Subordinated Debt

Tangible Net Worth plus Sub Debt		$$15,000,000 each FQE, plus 75% of cumulative net earnings for each quarter thereafter
Senior Liabilities to Tangible Net Worth plus Sub Debt Ratio
Total Liabilities
(-) Subordinated Debt
Senior Liabilities

Tangible Net Worth
(+) Subordinated Debt
TNW plus Sub Debt

Senior Liabilities/TNW plus Sub Debt		2.25:1.0 each FQE

Capital Expenditures (Year to Date)	$	Maximum of $2,000,000.00 in any fiscal year

Net Working Capital
Current Assets
(-) Current Liabilities

Net Working Capital	$$14,500,000.00 each FQE
Net Profit	$$1.00 each FQE
Funded Debt to EBITDA
Funded Debt
Earnings
(+) Interest
(+) Taxes
(+) Depreciation
(+) Amortization

Maximum of 1.65 to 1.0

Funded Debt / EBITDA

DATALINK CORPORATION
By:
Its:
Date:

[LOGO]	Wells Fargo Bank Minnesota, National Association	Revolving Note A

$10,000,000.00		June 30, 2000

    FOR VALUE RECEIVED, Datalink Corporation (the "Borrower") promises to pay to the order of Wells Fargo Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate(s) defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE

    Base Rate Option.  Unless the Borrower chooses the LIBOR Interest Rate Option as defined below, the principal balance outstanding under this Revolving Note A shall bear interest at an annual rate equal to the Base Rate, minus 1.0%, floating (the "Base Rate Option"). Base Rate means the rate of interest established by the Bank from time to time as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

    LIBOR Interest Rate Option.  Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note A bear interest at the LIBOR Interest Rate plus the margin described in Section 4.3 of the Agreement (the "LIBOR Interest Rate Option"). Specific reference is made to the Interest Rate Options section of the Agreement for terms governing the designation of interest periods and rate portions. The initial margin applicable to borrowings as of the Effective date shall be 1.10%.

    The LIBOR Interest Rate shall be computed in accordance with the following formula.

LIBOR Interest Rate	=	London Interbank Offered Rate 1.00 – Reserve Requirement
Where,

    (1) "London Interbank Offered Rate" means the Bank's cost of funds as determined by the Bank's Treasury Division, based upon the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Rate Period and in an amount equal to the LIBOR Interest Rate Portion are available to the Bank at the time of determination on the London Interbank Market.

    (2) "Reserve Requirement" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Interest Rate above.

    DEFAULT RATE OF INTEREST.  Following the occurrence of any event of default as defined in Section 8 of the Agreement, the interest rate applicable to this Revolving Note A shall be increased to annual rate equal to the Base Rate plus 2.0%, floating. This default rate of interest shall commence as of the date that the Bank in its sole discretion determines that the last event constituting the event of default takes place, which period shall include any applicable grace period, if any, and shall continue through the last day of the fiscal quarter in which the event of default has been cured.

    The Bank's assessment or acceptance of interest paid at an increased rate shall not constitute a waiver of any default under the terms of the Agreement and this Revolving Note A, or a waiver of the Bank's right to accelerate or demand payment of this Revolving Note A.

REPAYMENT TERMS

    Interest.  Interest accruing under the Base Rate Option shall be payable on the first day of each month, beginning July 1, 2000. Interest accruing under the LIBOR Interest Rate Option shall be payable, as applicable, at the end of each LIBOR Interest Rate Period or the first day of each month, whichever is earlier.

    Principal.  Principal, and any unpaid interest, shall be due on the Line Expiration Date set forth in Section 1.2 of the Agreement.

    PREPAYMENT AND PREPAYMENT FEE.  The Borrower may prepay principal accruing interest under the Base Rate Option at any time without penalty. Each prepayment of principal accruing interest at an optional interest rate, whether voluntary or by reason of acceleration, shall be accompanied by a prepayment fee equal to the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment or its maturity or repricing date, at an annual rate equal to (1) the optional rate then in effect under this Revolving Note A on the principal being prepaid, less (2) the yield (including interest and discount) on a United States Treasury Security of comparable term that could be purchased on the date of prepayment with a maturity on (or about) the maturity or repricing date, discounted to its present value using the yield on the replacement security as a discount factor, discounted monthly; provided, however, that no prepayment fee shall be due (and no credit or rebate required) if the yield described in clause (2) exceeds the rate described in clause (1).

    Each prepayment shall be applied in inverse order of maturity or as the Bank in its sole discretion may deem appropriate. Such prepayment shall not excuse the Borrower from making subsequent payments in the order agreed to above until the indebtedness is paid in full.

    ADDITIONAL TERMS AND CONDITIONS.  This Revolving Note A is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note A by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note A is not paid as provided above. This Revolving Note A shall be governed by the substantive laws of the State of Minnesota.

    WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  Borrower and any other person who signs, guarantees or endorses this Revolving Note A, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note A.

DATALINK CORPORATION
By:	/s/ Daniel J. Kinsella
Its:	CFO

[LOGO]	Wells Fargo Bank Minnesota, National Association	Revolving Note B

$5,000,000.00		June 30, 2000

    FOR VALUE RECEIVED, Datalink Corporation (the "Borrower") promises to pay to the order of Wells Fargo Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate(s) defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE

    Base Rate Option.  Unless the Borrower chooses the LIBOR Interest Rate Option as defined below, the principal balance outstanding under this Revolving Note B shall bear interest at an annual rate equal to the Base Rate, minus 1%, floating (the "Base Rate Option"). Base Rate means the rate of interest established by the Bank from time to time as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

    LIBOR Interest Rate Option.  Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note B bear interest at the LIBOR Interest Rate plus 1.10% (the "LIBOR Interest Rate Option"). Specific reference is made to the Interest Rate Options section of the Agreement for terms governing the designation of interest periods and rate portions.

    The LIBOR Interest Rate shall be computed in accordance with the following formula.

LIBOR Interest Rate	=	London Interbank Offered Rate 1.00 – Reserve Requirement
Where,

    (1) "London Interbank Offered Rate" means the Bank's cost of funds as determined by the Bank's Treasury Division, based upon the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Rate Period and in an amount equal to the LIBOR Interest Rate Portion are available to the Bank at the time of determination on the London Interbank Market.

    (2) "Reserve Requirement" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Interest Rate above.

    DEFAULT RATE OF INTEREST.  Following the occurrence of any event of default as defined in Section 8 of the Agreement, the interest rate applicable to this Revolving Note B shall be increased to annual rate equal to the Base Rate plus 2.0%, floating. This default rate of interest shall commence as of the date that the Bank in its sole discretion determines that the last event constituting the event of default takes place, which period shall include any applicable grace period, if any, and shall continue through the last day of the fiscal quarter in which the event of default has been cured.

    The Bank's assessment or acceptance of interest paid at an increased rate shall not constitute a waiver of any default under the terms of the Agreement and this Revolving Note B, or a waiver of the Bank's right to accelerate or demand payment of this Revolving Note B.

REPAYMENT TERMS

    Interest.  Interest accruing under the Base Rate Option shall be payable on the first day of each month, beginning July 1, 2000. Interest accruing under the LIBOR Interest Rate Option shall be payable, as applicable, at the end of each LIBOR Interest Rate Period or the first day of each month, whichever is earlier.

    Principal.  Principal, and any unpaid interest, shall be payable in a single payment due on the Line Expiration Date set forth in Section 2.2 of the Agreement.

    PREPAYMENT AND PREPAYMENT FEE.  The Borrower may prepay principal accruing interest under the Base Rate Option at any time without penalty. Each prepayment of principal accruing interest at an optional interest rate, whether voluntary or by reason of acceleration, shall be accompanied by a prepayment fee equal to the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment or its maturity or repricing date, at an annual rate equal to (1) the optional rate then in effect under this Revolving Note B on the principal being prepaid, less (2) the yield (including interest and discount) on a United States Treasury Security of comparable term that could be purchased on the date of prepayment with a maturity on (or about) the maturity or repricing date, discounted to its present value using the yield on the replacement security as a discount factor, discounted monthly; provided, however, that no prepayment fee shall be due (and no credit or rebate required) if the yield described in clause (2) exceeds the rate described in clause (1).

    Each prepayment shall be applied in inverse order of maturity or as the Bank in its sole discretion may deem appropriate. Such prepayment shall not excuse the Borrower from making subsequent payments in the order agreed to above until the indebtedness is paid in full.

    ADDITIONAL TERMS AND CONDITIONS.  This Revolving Note B is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note B by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note B is not paid as provided above. This Revolving Note B shall be governed by the substantive laws of the State of Minnesota.

    WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  Borrower and any other person who signs, guarantees or endorses this Revolving Note B, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note B.

DATALINK CORPORATION
By:	/s/ Daniel J. Kinsella
Its:	CFO

[LOGO]	Wells Fargo Bank Minnesota, National Association	Arbitration Agreement

Wells Fargo Bank Minnesota, National Association MAC N9305-114 Sixth & Marquette Minneapolis, Minnesota 55479 (the "Bank")	Datalink Corporation 7423 Washington Avenue South Minneapolis, Minnesota 55439 (the "Customer")

June 30, 2000

1.
Agreement to Arbitrate. The Bank and Borrower agree to submit to binding arbitration by the American Arbitration Association (the "AAA") of all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit.

2.
Rules Governing Arbitration. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in Minneapolis, Minnesota in accordance with AAA Rules.

3.
Selection of Arbitrator. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years.

4.
Statutes of Limitation and Procedural Issues. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. The institution and maintenance of an action for judicial relief or for any provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

5.
Discovery. Discovery will be governed by the Minnesota Rules of Civil Procedure. Discovery must be completed at least 20 days before the hearing date and within 180 days of the commencement of arbitration. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period.

6.
Exceptions to Arbitration. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognovit judgment, if available. These exceptions do not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

7.
Arbitration Costs and Fees. The arbitrator will award costs and expenses in accordance with the provisions of the documents evidencing each loan or extension of credit.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION		DATALINK CORPORATION
By:	/s/ Michael Krutsch	By:	/s/ Daniel J. Kinsella
Its	Officer	Its	CFO

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EXHIBIT A CONDITIONS PRECEDENT AND SECURITY
EXHIBIT B REPRESENTATIONS AND WARRANTIES
EXHIBIT C DATALINK CORPORATION OFFICER'S CERTIFICATE OF COMPLIANCE